AMENDMENT TO EMPLOYMENT AGREEMENT

 This amendment (“Amendment”) to the Amended and Restated Employment Agreement dated as of May 6, 2009 by and between YOUNG INNOVATIONS, INC., A Missouri corporation (“Company”) and Arthur L. Herbst, Jr., of Chicago, Illinois is entered into as of December 3, 2012. Capitalized terms herein have the meaning set forth in the Agreement.

The Employer and Executive intending to be legally bound, hereby agree to amend the Agreement as follows pursuant to and in accordance with Section 11(f) of the Agreement; provided that this amendment shall terminate and be of no further force or effect in the event the Agreement and Plan of Merger by and among the Company, Young Innovations Holdings LLC and YI Acquisition Corp. dated the date hereof is terminated.

The following language shall be inserted in Section 5(a) at the end of the second sentence thereof, deleting the period and adding:

“; provided that for this purpose the "base amount" shall be determined without regard to any annual bonus paid in 2012 based on Executive’s 2012 performance.  The cash lump sum determined in accordance with the preceding sentence shall be reduced in amount by the value of the payment treated as “contingent on a change in ownership or control” (as such term is used in Section 280G and the regulations thereunder) attributable to the accelerated vesting of any  equity awards Executive owns as of the date of the Change In Control.”

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first above written.

EMPLOYER:

YOUNG INNOVATIONS, INC.

By: /s/ Alfred E. Brennan
Name: Alfred E. Brennan
Title: Chief Executive Officer

EXECUTIVE:

/s/ Arthur L. Herbst, Jr.
Arthur L. Herbst, Jr.

[Signature Page to Amendment to Employment Agreement (Arthur L. Herbst, Jr.)]